UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 9, 2006

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408)519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On August 9, 2006, we announced the hiring of Steven J. Sordello as the new Chief Financial Officer and Senior Vice President of TiVo Inc., effective August 21, 2006. Steve Sordello, 37 years old, previously served as Executive Vice President and Chief Financial Officer of Ask Jeeves from April 2001 through the period Ask Jeeves was acquired by IAC/InterActiveCorp in 2005. As CFO of Ask Jeeves, Sordello was responsible for financial planning and forecasting, accounting, treasury, investor relations, human resources, and information systems. Prior to Ask Jeeves, Sordello was Senior Director of Financial Planning at Adobe Systems, Inc. Sordello holds a BA and MBA in Finance and Management from the University of Santa Clara.

In connection with Mr. Sordello’s hiring, the Company executed an offer letter setting forth the terms of an at-will employment arrangement with Mr. Sordello for his position as Senior Vice President, Chief Financial Officer. Pursuant to this agreement, Mr. Sordello is required to devote substantially all of his business time, attention and energies to the business of the Company. Mr. Sordello will be paid cash compensation of $290,000 per year and a target annual bonus equal to fifty percent (50%) of his salary based on his performance against criteria established by the Board of Directors.

As part of his compensation, Mr. Sordello also will be granted stock awards effective his first day of employment, August 21, 2006, comprised of options to purchase 450,000 shares of TiVo common stock (vesting 25% on the first anniversary of their grant and the remainder vesting 1/36th per month over the next three years) and 15,000 shares of restricted stock (vesting one hundred percent (100%) on the first anniversary of their grant). The exercise price of these stock options will equal the closing price of TiVo common stock on August 21, 2006, the effective date of the grant.

Mr. Sordello’s employment agreement also provides that he will be eligible to participate in the Company’s Executive Change of Control Agreement as outlined in the offer letter. As described in the offer letter, in the event that Mr. Sordello’s employment is terminated within the thirteen month period immediately following a change of control by TiVo other than for cause or disability or by Mr. Sordello for good reason, Mr. Sordello will be eligible to receive one year of his base salary and targeted annual bonus, one year of group medical, life, and disability benefits, and full vesting of his stock options and restricted stock grants.

The foregoing description of the Mr. Sordello’s at-will employment agreement is qualified in its entirety by reference to the provisions of the offer letter to be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending July 31, 2006.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Stuart West, who served as the Company’s Acting Chief Financial Officer during the past four months, will be stepping down as Acting Chief Financial Officer effective August 21, 2006.

(c) The information required by this Item relating to the hiring of Mr. Sordello as the new Chief Financial Officer and Senior Vice President of the Company is incorporated by reference from Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: August 15, 2006	By:	/s/ Thomas Rogers
Thomas Rogers
Chief Executive Officer & President
(Principal Executive Officer)